Solution for

Procurement of Cyclophosphamide, Candin, and Intron-A

Quote/Opportunity QTE-9141204 , Version 1

DATE: 07-Jun-2019

Prepared for

BriaCell Therapeutics Corp

Markus Lacher

Senior Director, R&D and Head of R&D

820 Heinz Avenue

Berkeley, CA 94710

925-681-9553

Provided by

Catalent Pharma Solutions, LLC

Account Executive: Brandon Pena

Phone: 310-596-0398	Email: Brandon.pena@catalent.com

Address: 10381 Decatur Road, Philadelphia, PA 19154

Proposal Lead: Ken Penkala

Phone: 215-501-1260	Email: Ken.penkala@catalent.com

www.catalent.com

Thank you for choosing a solution from Catalent.

Catalyst + Talent. Our name combines these ideas. From drug and biologic development to delivery technologies and supply solutions, we are the catalyst for your success. With over 75 years of experience, we have the deepest expertise, the broadest offerings and the most innovative technologies in brand and generic pharmaceuticals, veterinary medicine, consumer health, and biologics.

We help you get more molecules to market faster, solve bioavailability and development challenges, enhance product performance and patient adherence, create the optimal dose form, and drive superior supply chain, manufacturing, and packaging results.

Whether you are looking for a single, tailored solution or multiple answers throughout your product’s lifecycle, we can improve the total value of your treatments—from discovery to market and beyond.

Catalent. More products. Better treatments. Reliably supplied.™

DEVELOPMENT	DELIVERY	SUPPLY
BIOLOGICS	SOFTGEL TECHNOLOGIES	CLINICAL SUPPLY
PRE-FORMULATION & FORMULATION	ZYDIS® FAST DISSOLVE TECHNOLOGIES	MANUFACTURING STERILE FILL/FINISH
SOLID STATE SERVICES	CONTROLLED RELEASE TECHNOLOGIES	PACKAGING SERVICES & DELIVERY SOLUTIONS
PHARMACEUTICAL & BIOPHARMACEUTICAL LAB SERVICES	INHALATION INJECTABLES
REGULATORY CONSULTING

Catalent Confidential	Page 2 of 13

Thank you for your interest in Catalent Pharma Solutions’ procurement services. Enclosed for your review is a quotation of the services for the project described below. If you have any additional questions or require further information, please do not hesitate to contact the Account Executive or Proposal Lead listed above.

Section 1. Project Activities/Specifications

Catalent shall endeavor to source and procure from Catalent’s approved supplier (“Supplier”) the following commercially available or comparator product(s) (the “Product”) for and on behalf of BriaCell Therapeutics Corp (“BriaCell Therapeutics” or “Client”).

Procured product will be used for project reference QTE-9141060 and will be delivered to Philadelphia.

Product Description	Pack Size	MA#/NDC#	Unit Price	Est. Qty	Est. Price
CYCLOPHOSPHAMIDE 500MG VIAL IN 1CT CARTON (USA) - CAMPAIGN 1	1 VIAL PER CARTON	0781-3233-94	414.10	147	60,872.70

Market of Origin:	USA
Lead time:	Product currently available: 10-14 days from Catalent PO to delivery at Catalent PHL

No. of batches:	1
Documentation	Catalent Supply Chain Memo
Manufacturer:	Sandoz
Storage conditions:	Below 25C
Expiry:	03/2021 minimum
Comments:

Store vials at or below 25°C (77°F). During transport or storage of cyclophosphamide vials, temperature influences can lead to melting of the active ingredient, cyclophosphamide.

147 units provides 73,500mg of cyclophosphamide.

Catalent anticipates 2 purchases for the lifetime of this study - Catalent will capture 2 incoming freight charges w/ temperature monitor and 2 procurement fees (1 per purchase). Catalent will only bill for incoming freight/procurements/temperature monitor per purchase.

Catalent Confidential	Page 3 of 13

Product Description	Pack Size	MA#/NDC#	Unit Price	Est. Qty	Est. Price
CANDIN 1ML MULTIDOSE (0.1ML DOSE; 10 DOSE) VIAL IN CARTON (USA) - CAMPAIGN 1	1 VIAL PER CARTON	59584-138-01	222.00	42	9,324.00

Market of Origin:	USA
Lead time:	Checking with manufacturer on availability (for product that is readily available: 10- 14 days from Catalent PO to delivery at Catalent PHL)

No. of batches:	1
Documentation	Catalent Supply Chain Memo
Manufacturer:	Nielsen BioSciences
Storage conditions:	Refrigerated (2-8C)
Expiry:	TBC
Comments:

Store between 2° to 8°C (35° to 46°F).

42 units will provide 42vials (10 tests/doses per vial would provide 420 tests/dose). Catalent anticipates 2 purchases for the lifetime of this study - Catalent will capture 2 incoming freight charges w/ temperature monitor and 2 procurement fees (1 per purchase). Catalent will only bill for incoming freight/procurements/temperature monitor per purchase.

Product Description	Pack Size	MA#/NDC#	Unit Price	Est. Qty	Est. Price
INTRON-A (INTERFERON ALFA-2B) 25MILLION IU VIAL IN CARTON (USA) - CAMPAIGN 1	1 VIAL PER CARTON	0085-1133-01	1,305.00	63	82,215.00

Market of Origin:	USA
Lead time:	Product currently available: 10-14 days from Catalent PO to delivery at Catalent PHL (note this has been on backorder previously)

No. of batches:	1
Documentation	Catalent Supply Chain Memo
Manufacturer:	Merck
Storage conditions:	Refrigerated (2-8C)
Expiry:	10/2020 minimum
Comments:

INTRON A Solution for Injection in vials should be stored in the refrigerator at 2° to 8°C (36°-46°F). INTRON A Solution for Injection should not be frozen and should be kept away from heat. Throw away any unused INTRON A Solution for Injection remaining in the vial after one month.

Catalent anticipates 2 purchases for the lifetime of this study - Catalent will capture 2 incoming freight charges w/ temperature monitor and 2 procurement fees (1 per purchase). Catalent will only bill for incoming freight/procurements/temperature monitor per purchase.

Catalent Confidential	Page 4 of 13

Product Description	Pack Size	MA#/NDC#	Unit Price	Est. Qty	Est. Price
CYCLOPHOSPHAMIDE 500MG VIAL IN 1CT CARTON (USA) - CAMPAIGN 2	1 VIAL PER CARTON	0781-3233-94	414.10	273	113,049.30

Market of Origin:	USA
Lead time:	Product currently available: 10-14 days from Catalent PO to delivery at Catalent PHL

No. of batches:	1
Documentation	Catalent Supply Chain Memo
Manufacturer:	Sandoz
Storage conditions:	Below 25C
Expiry:	03/2021 minimum
Comments:

Store vials at or below 25°C (77°F). During transport or storage of cyclophosphamide vials, temperature influences can lead to melting of the active ingredient, cyclophosphamide.

273 units provides 136,500mg of cyclophosphamide.

Catalent anticipates 2 purchases for the lifetime of this study - Catalent will capture 2 incoming freight charges w/ temperature monitor and 2 procurement fees (1 per purchase). Catalent will only bill for incoming freight/procurements/temperature monitor per purchase.

Product Description	Pack Size	MA#/NDC#	Unit Price	Est. Qty	Est. Price
CANDIN 1ML MULTIDOSE (0.1ML DOSE; 10 DOSE) VIAL IN CARTON (USA) - CAMPAIGN 2	1 VIAL PER CARTON	59584-138-01	222.00	78	17,316.00

Market of Origin:	USA
Lead time:	Checking with manufacturer on availability (for product that is readily available: 10- 14 days from Catalent PO to delivery at Catalent PHL)

No. of batches:	1
Documentation	Catalent Supply Chain Memo
Manufacturer:	Nielsen BioSciences
Storage conditions:	Refrigerated (2-8C)
Expiry:	TBC
Comments:

Store between 2° to 8°C (35° to 46°F).

78 units will provide 78 vials (780 tests/doses per vial would provide 1200 tests/dose).

Catalent anticipates 2 purchases for the lifetime of this study - Catalent will capture 2 incoming freight charges w/ temperature monitor and 2 procurement fees (1 per purchase). Catalent will only bill for incoming freight/procurements/temperature monitor per purchase.

Catalent Confidential	Page 5 of 13

Product Description	Pack Size	MA#/NDC#	Unit Price	Est. Qty	Est. Price
INTRON-A (INTERFERON ALFA-2B) 25MILLION IU VIAL IN CARTON (USA) - CAMPAIGN 2	1 VIAL PER CARTON	0085-1133-01	1305.00	117	152,685.00

Market of Origin:	USA
Lead time:	Product currently available: 10-14 days from Catalent PO to delivery at Catalent PHL (note this has been on backorder previously)

No. of batches:	1
Documentation	Catalent Supply Chain Memo
Manufacturer:	Merck
Storage conditions:	Refrigerated (2-8C)
Expiry:	10/2020 minimum
Comments:

INTRON A Solution for Injection in vials should be stored in the refrigerator at 2° to 8°C (36°-46°F).

INTRON A Solution for Injection should not be frozen and should be kept away from heat. Throw away any unused INTRON A Solution for Injection remaining in the vial after one month.

Catalent anticipates 2 purchases for the lifetime of this study - Catalent will capture 2 incoming freight charges w/ temperature monitor and 2 procurement fees (1 per purchase). Catalent will only bill for incoming freight/procurements/temperature monitor per purchase.

PROCUREMENT FEES*
	Unit Price	Est. Quantity	Est. Price
Procurement Fee	2,500	2	5,000
Freight Charges	1,260	2	2,520
Subtotal			$7,520

Subtotal	$442,982

*Pricing does not include shipping materials, insurance charges, taxes or customs charges into the country of the receiving Catalent facility. Charges will follow once received and will be invoiced to and are payable by Client.

The above price may change due to changes in market price at time of purchase. Any such change in price will be captured in a revision to this Quotation (a “Quote Amendment Record” or “QAR”). Please note that ordered Products are non-returnable. Expiration dating cannot be guaranteed until an order is successfully placed. Orders are subject to approval by Supplier.

Catalent Confidential	Page 6 of 13

ADDITIONAL INFORMATION

Any purchase of Product by Catalent shall be subject to the Catalent Standard Comparator Procurement Terms and Conditions attached and the following specific terms and conditions which are especially drawn to Client’s attention:

●	Payment for Product(s) must be received from Client prior to Catalent placing the order. For purchases ordered by e-mail, Client shall pay Catalent for such Product within following such e-mail. Catalent will reserve the right to hol the material until such funds are received.

●	Subject to the cancellation right as per the following bullet point, Product orders are final and not subject to cancellation by Client for any reason. Once a Product order is placed, Client is fully responsible for the total amount due and no refund will be due or payable by Catalent.

●	In exceptional cases, Client shall be entitled to cancel a Product order, PROVIDED that Catalent can cancel its respective own Product order pursuant to the terms and conditions applicable between Catalent and its Product Supplier without any liability, financial or otherwise, for Catalent. In such case, Catalent will issue a credit note to Client for the respective amount already paid. In no event shall Catalent however be obliged to any refund or reimbursement if Catalent does not receive any refund for the respective Product order from its own Supplier.

●	Subject to situations described in the following sentence, Client shall pay all invoices within thirty(30) days from the receipt of Product by Catalent. Irrespective of the foregoing, Client shall first pay Catalent funds in advance to any Product purchase in all cases where Catalent is obliged to make an advance payment to its own Supplier pursuant to the contractual arrangement between Catalent and the respective Supplier.

●	The Product is sourced from the Supplier by Catalent on Client’s behalf. Subject to Client’s full satisfaction of its payment obligations herein, title in Product shall pass from Supplier to Client immediately upon receipt of the Product by Catalent and Catalent shall not obtain title to the same at any time.

●	Catalent shall not be responsible for the Products during transit, including any cost of insurance for such Products, or any risks of loss or damage to Product associated with transit or customs delays, storage, and handling, and under no circumstances shall Catalent be responsible for insuring the Product against such risks.

●	Additional information such as EudraCT number or Usage and Consumption statement stating that goods are solely to be used within a clinical trial may be required to complete purchase.

●	Risk of loss of or damage to Product shall at all times be vested in Client and under no circumstances shall Catalent be responsible for insuring the Product against such risks.

●	This quote assumes the client will act as Importer of Record and arrange the broker for any shipments from the EU to the US.

ADDITIONAL COMPARATOR PROCUREMENT PURCHASES

In the event that Client desires to order quantities of Product in addition to the quantities estimated in the first Table of this Section 1 (“Comparator Procurement”), Client may order such quantities (not to exceed 5 times the quantity in the Quotation, in the aggregate for the duration of this Quotation (such aggregate quantities being herein, the “Cap”)) by sending an e-mail requesting such additional Product that contains all of the following. E-mail requests may be accepted for up to two years after the execution date of this Contract or until price changes occur for the product(s). Changes in price will require a Quotation Amendment Record (“QAR”) to be processed and accepted by both parties.

●	The e-mail shall be addressed to:
G-CP-ALL-GlobalComparatorProcurement@catalent.com

●	The e-mail shall be sent from the Client’s authorized representative.

●	The e-mail shall contain the following: “This e-mail is intended to serve as a binding purchase order and shall be governed by the terms and conditions set forth in Quotation #, entitled “Procurement of XXXX, dated 6/7/2019” including without limitation, the Agreed Comparator Terms and Conditions attached thereto, and any QAR associated with such Quotation.”

Catalent Confidential	Page 7 of 13

Client may place orders via one or more e-mails in the above manner for each Product, until such time as the applicable Cap for such Product.

Catalent provides Global Regulatory Consulting (GRC) to assist with product development including regulatory assistance for clinical trials involving a comparator product arm. Catalent’s GRC group can guide clients on the regulatory requirements for comparator products on a country-by-country basis. The GRC group also provides regulatory review and advice on label requirements for each country in the global clinical trial, in addition to clinical trial applications support. Catalent can provide a “right-sized” consulting solution, utilizing the most appropriate level of consultant for the work. Pricing for these services is available upon request.

Payment for Product must be received prior to ordering and should be made to:

Site	Account Details
Philadelphia	Electronic Wire / ACH Instructions J.P. Morgan Chase ABA # 021-000-021 Swift Code: CHASUS33 (for international payments only) Account # 844024851 FBO: Catalent Pharma Solutions

Please notify Kathryn.luchtmann@catalent.com when payment is sent.

Section 2. Invoicing Terms

Fixed Fees

DESCRIPTION	PRICE ($)
Upon signature of this Quotation	$442,982
TOTAL	$442,982

This Quotation does not include an estimate for VAT which, if applicable, will be applied to invoices at the current and relevant VAT rate which can vary from jurisdiction to jurisdiction. This should be taken into account for study budgeting purposes, as appropriate. More detail on current VAT rates, including eligibility for reclaiming VAT, is available from the relevant local government body.

Catalent Confidential	Page 8 of 13

Section 3. Project Approval and Authorization

Upon acceptance, please sign, date and return a copy of this document to: GMB-CSS-GBLContracts@catalent.com along with a copy of the approved Purchase Order.

This Quotation is governed by and subject to Catalent's Standard Comparator Procurement Terms and Conditions which are attached to this Quotation and incorporated herein by reference ("Terms and Conditions"). Any modification to this Quotation may only be made in a QAR signed by both parties.

BriaCell Therapeutics Corp	**Catalent Pharma Solutions, LLC**
[signature]	[signature]
Signature	Signature
William V Williams	Alberto Quintero
Printed Name	Printed Name
President and CEO	General Manager
Title	Title
2019 June 13	13 JAN 19
Date	Date

PO Number (if applicable)

Catalent Confidential	Page 9 of 13

Why Catalent?

Unrivaled experience, deepest expertise, and a track record of market success on a global scale.

We serve 49 of the top 50 pharmaceutical and 36 of the top 50 biotech companies.

We support thousands of innovative prescription, generics, and consumer health companies.

We operate 20+ global sites across 100+ markets.

We create expert solutions from over 1,000 scientists, including key opinion leaders in drug development and delivery.

We support 40% of recent new U.S. drug approvals. We manufacture or package 100 billion units annually. We are the industry leader in drug delivery technology.

We use a multi-faceted approach to solve bioavailability and patient adherence challenges.

We provide end-to-end biologics technologies, from gene expression to fill/finish.

We offer fully-integrated medication supply chain solutions.

We have a proven track record in regulatory compliance in all key jurisdictions.

We are fully dedicated to high standards of quality, cGMP leadership and LEAN operational excellence.

Catalent Confidential	Page 10 of 13

Catalent Standard Comparator Procurement Terms and Conditions

A. Expiration. This Quotation is valid for 30 days from the date hereof, and becomes binding if signed and delivered by both parties during that period.

B. Audits. Client may conduct one quality assurance facility audit per year at no cost. Additional audits will be invoiced separately at the current rate for such services unless such audit is for cause.

C. Regulatory Inspections. Catalent will promptly notify Client of any regulatory inspections directly relating to the Product. Client shall reimburse Catalent for reasonable and documented costs associated with such regulatory inspections.

D. Price Changes. Catalent may revise the prices provided in this Quotation (i) if Client’s requirements or any Client-provided information is inaccurate or incomplete; (ii) if Client revises Catalent’s responsibilities or the Product specifications; or (iii) for such other reasons set forth in this Quotation. Any revision to this Quotation shall be set forth in a Quotation Amendment Request (“QAR”) signed by both parties in accordance with Section T.

E. Payments. Catalent will invoice Client and Client shall make payment to Catalent as set forth in this Quotation. Catalent charges a late payment fee of 1½% per month for payments not received by the date specified in this Quotation (or if no date is specified, within 30 days of invoice date). Failure to bill for interest due shall not be a waiver of Catalent’s right to charge interest.

F. Taxes. All sales, use, gross receipts, compensating, value-added or other taxes, duties, licenses or fees (excluding Catalent’s net income and franchise taxes) assessed by any tax jurisdiction arising from procurement of the Product on behalf of Client are the responsibility of Client, whether paid by Catalent or Client.

G. Delivery. All Products and other materials provided by Catalent are delivered EXW (Incoterms 2010) Catalent’s facilities unless otherwise agreed in the Quotation. In the event Catalent arranges shipping or performs similar logistics services for Client at Client’s request, such services are performed by Catalent as a convenience to the Client only and at Client’s cost. In such case Client shall qualify a minimum of two carriers to ship Product and then designate the priority of such qualified carriers to Catalent. Catalent shall not be responsible for the Products during transit, including any cost of insurance for such Products, or any risks associated with transit or customs delays, storage, and handling.

H. Limitations of Liability. CATALENT’S TOTAL LIABILITY UNDER THIS QUOTATION SHALL IN NO EVENT EXCEED THE TOTAL FEES PAID UNDER THIS QUOTATION OR QAR, RESPECTIVELY (BUT EXCLUDING PASS- THROUGH CHARGES FOR PROCURING COMPARATOR DRUG). CATALENT SHALL HAVE NO LIABILITY UNDER THIS QUOTATION OR QAR FOR ANY AND ALL CLAIMS FOR LOST, DAMAGED OR DESTROYED PRODUCT. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF PERFORMANCE UNDER THIS QUOTATION, INCLUDING WITHOUT LIMITATION LOSS OF REVENUES, PROFITS OR DATA, WHETHER IN CONTRACT OR IN TORT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

I. Confidentiality. All information disclosed by a party in connection with this Quotation shall be confidential information, unless such information is (i) already known to the receiving party, on a non-confidential basis, as evidenced by written records; (ii) independently developed or discovered by the receiving party without the use of the disclosing party’s confidential information, as evidenced by written records; (iii) in the public domain, other than through the fault of the receiving party; or (iv) disclosed to the receiving party by a third party not in breach of a duty of confidentiality owed to the disclosing party. Neither party shall, without the other party’s prior written consent, use the confidential information of the other party or disclose such information except (a) to provide to employees of the receiving party or its affiliated entities who require such information to perform such party’s obligations under this Quotation, or (b) as required to be disclosed by law, or court or administrative order; provided that the receiving party first gives prompt written notice thereof to the disclosing party. This undertaking shall survive for 7 years following the date of this Quotation.

Catalent Confidential	Page 11 of 13

J. Intellectual Property. For purposes hereof, “Client IP” means all intellectual property and embodiments thereof owned by or licensed to Client as of the date hereof or developed by Client with the Product; “Catalent IP” means all intellectual property and embodiments thereof owned by or licensed to Catalent as of the date hereof. All Client IP shall be owned solely by Client and no right therein is granted to Catalent under this Quotation. All Catalent IP shall be owned solely by Catalent and no right therein is granted to Client under this Quotation. The parties shall cooperate to achieve the allocation of rights to Inventions anticipated herein and each party shall be solely responsible for costs associated with the protection of its intellectual property.

K. Warranties. Catalent will supply the Product in accordance with the written specifications and instructions expressly set forth or referenced in this Quotation and United States current Good Manufacturing Practices or current Good Laboratory Practices, as applicable. THE WARRANTIES SET FORTH IN THIS ARTICLE ARE THE SOLE AND EXCLUSIVE WARRANTIES MADE BY CATALENT TO CLIENT, AND CATALENT MAKES NO OTHER REPRESENTATIONS, WARRANTIES OR GUARANTEES OF ANY KIND WHATSOEVER, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

L. Client Obligations. Unless otherwise agreed to by the parties in writing, Client is solely responsible at its cost and expense to (i) provide complete and accurate specification data regarding the Product; (ii) prepare all submissions to regulatory authorities; and (iii) perform such other obligations of Client set forth in this Quotation.

M. Indemnification. Client will indemnify Catalent, its affiliates and their respective directors, officers, employees and agents against any third-party claim arising directly or indirectly from (i) the promotion, marketing, distribution or sale of, or use of or exposure to the Product; (ii) the negligence or willful misconduct of Client; (iii) the breach of this Quotation by Client; (iv) any actual or alleged infringement or violation of any third-party patent, trade secret, copyright, trademark or other proprietary rights by intellectual property or other information provided by Client or Client’s exercise or control over the services provided under this Quotation; in each case, including but not limited to costs associated with responding to subpoenas and giving testimony relating to disputes between Client and third parties. Catalent will indemnify Client from and against any third-party claim arising directly or indirectly from the negligence or willful misconduct of Catalent or the breach of this Quotation by Catalent.

N. Right to Dispose and Settle. If Catalent requests in writing from Client direction with respect to disposal of Product belonging to Client and is unable to obtain a response from Client within a reasonable time period after making reasonable efforts to do so, Catalent may in its sole discretion (i) dispose of all such items and (ii) set-off any and all amounts due to Catalent or any of its affiliates from Client against any credits Client may hold with Catalent or any of its affiliates.

O. Force Majeure. Neither party will be liable for any failure to perform or for delay in performance resulting from any cause beyond its reasonable control, including without limitation acts of God, fires, floods or weather, strikes or lockouts, factory shutdowns, embargoes, wars, hostilities or riots, or shortages in transportation. If the cause continues unabated for 90 days, then both parties shall meet to discuss and negotiate in good faith what modifications to this Quotation should result from such cause.

P. Use and Disposal. Client represents and warrants to Catalent that Client will hold, use and/or dispose of Product in accordance with all applicable laws, rules and regulations.

Q. Record Retention. Unless the parties otherwise agree in writing, Catalent will retain batch, laboratory and other technical records for the minimum period required by applicable law.

R. Independent Contractor. The relationship of the parties is that of independent contractors and not of joint venturers, co-partners, employer/employee or principal/agent.

S. Publicity. Neither party will make any press release or other public disclosure regarding this Quotation or the transactions contemplated hereby without the other party’s express prior written consent, except as required by applicable law, by any governmental agency or by the rules of any stock exchange on which the securities of the disclosing party are listed, in which case the party required to make the press release or public disclosure shall use commercially reasonable efforts to obtain the approval of the other party as to the form, nature and extent of the press release or public disclosure prior to issuing the press release or public disclosure.

Catalent Confidential	Page 12 of 13

T. Amendment & Precedence. These Catalent Standard Comparator Procurement Terms and Conditions constitute a part of the Quotation to which they are attached (collectively, “this Quotation”); provided, that these Catalent Standard Comparator Procurement Terms and Conditions supersede any conflicting terms and conditions set forth in the Quotation to which they are attached or any other document, including Client purchase order. This Quotation constitutes the entire understanding between the parties, and supersedes any contracts, agreements or understandings (oral or written) of the parties, with respect to Catalent’s services under this Quotation. No term of this Quotation may be amended except upon written agreement of both parties.

U. Dispute Resolution. If a dispute arises between the parties in connection with this Quotation, the respective presidents or Senior Executives of Catalent and Client shall first attempt to resolve the dispute. If such parties cannot resolve the dispute, such dispute shall be resolved in the jurisdiction of the defendant party by binding arbitration in accordance with the then existing commercial arbitration rules of The CPR Institute for Dispute Resolution, 366 Madison Avenue, New York, NY 10017.

V. Survival. Subject to execution, the rights and obligations of Client and Catalent in Articles E, F, H, I, J, K, M, N, P, Q, R, S, T, U, V, and W of these Catalent Standard Comparator Procurement Terms and Conditions shall survive termination or expiration of this Quotation.

W. Governing Law. This Quotation shall be governed by and construed under the laws of the State of New Jersey, USA, excluding its conflict of law provisions. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Quotation.

US version – 31 July 2013

Catalent Confidential	Page 13 of 13